Exhibit 99.1

Burlington Stores, Inc. Reports Record Fourth Quarter and Fiscal 2017 Results; Exceeds Guidance and Introduces Fiscal Year 2018 Outlook

o	On a GAAP 14 week basis, total sales rose 15%, net income increased 92%, and EPS increased 96%
o	On a non-GAAP 13 week basis,
-	Comparable store sales increased 5.9%
-	Adjusted EBITDA increased 14% to $290 million, up 50 basis points
-	Adjusted EPS, excluding the estimated impact of the 2017 Tax Reform, rose 22% to $2.17
o	Introducing outlook for FY18 Adjusted EPS of $5.73-$5.83

BURLINGTON, New Jersey; March 8, 2018 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter ended February 3, 2018.

Tom Kingsbury, CEO, stated, “We are extremely pleased to report strong fourth quarter results, driven by a 5.9% comparable store sales increase, which was on top of last year’s 4.6% increase. On a 13 week basis, we achieved a 22% increase in Adjusted EPS excluding the estimated impact of the 2017 Tax Reform. This result was driven by overall sales growth of 10.0% and an improvement of 50 basis points in both Adjusted EBITDA and EBIT margin. We also passed several significant milestones in Fiscal 2017, as we surpassed $6 billion in total sales, expanded our Adjusted EBIT margin by 90 basis points to 8.6%, and achieved record low aged inventory and record high comparable store inventory turnover levels. I would like to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2017 Fourth Quarter Operating Results

•

Total sales on a 14 week basis increased 14.9% over the prior year period to $1,937 million, while sales increased 10.0% on a 13 week basis to $1,855 million. This growth on a 13 week basis was driven by an incremental $79 million from new and non-comparable stores, as well as a 5.9% increase in comparable store sales. The contribution from new and non-comparable stores was reduced by approximately $25 million due to previously disclosed weather related store closings.

•

Gross margin on a 14 week basis was $814 million. On a 13 week basis, gross margin expanded by 20 basis points over last year’s levels to 42.0%, driven primarily by increased merchandise margin. The gross margin increase was achieved while reducing 91 day and older inventory by 26% vs. the prior year. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were flat as a percentage of sales to the Fiscal 2016 fourth quarter.

•

SG&A, less product sourcing costs, on a 14 week basis was $446 million. On a 13 week basis, SG&A, less product sourcing costs, as a percentage of sales was 22.8%, representing a 40 basis point improvement compared with the Fiscal 2016 fourth quarter. This leverage was attained despite the negative impact of 10 basis points each from stock based compensation and incentive compensation.

•	The effective tax rate on a GAAP basis was a benefit of 8.0% vs. last year’s rate of 34.1%, driven lower by the accounting change for stock based compensation and the estimated impact of the Tax Cuts and Jobs Act, enacted in December 2017 (“2017 Tax Reform”). The Adjusted Effective Tax Rate was a benefit of 5.9% vs. last year’s rate of 37.2%, due to the same factors. Our Adjusted Effective Tax Rate was 36.6%, excluding the change in accounting for stock based compensation and the estimated impact of the 2017 Tax Reform. Please see the table following the financial statements below for a reconciliation of our effective tax rates.

•

Net income on a 14 week basis increased 92% over the prior year period to $241 million, or $3.47 per share vs. $1.77 last year; this result included $0.04 in EPS from the 14th week. Adjusted Net Income on a 13 week basis, excluding the estimated impact of the 2017 Tax Reform, was $2.17 per share vs. $1.78 last year. This improvement in Adjusted Net Income, excluding the estimated impact of the 2017 Tax Reform, was driven primarily by top line growth, gross margin expansion, tight expense control, share repurchases and a $0.03 per share benefit from the accounting change for stock based compensation.

•

Fully diluted shares outstanding amounted to 69.3 million for the fourth quarter compared with 70.9 million for last year’s fourth quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below.

•

Adjusted EBITDA on a 14 week basis increased 17%, or $43 million above the prior year period, to $298 million. On a 13 week basis, Adjusted EBITDA increased 14%, or $35 million above the prior year period, to $290 million, representing a 50 basis point expansion. This improvement was primarily driven by gross margin expansion and SG&A leverage, slightly offset by a reduction in Other Income/Revenue.

Full Year Fiscal 2017 Operating Results

•	On a 53 week GAAP basis, total sales increased 9.3% to $6,085 million, net income increased 78% to $385 million, and EPS increased 82% to $5.48 vs. the 52 week Fiscal 2016 period.
•

On a 52 week basis, total sales increased 7.8% to $6,003 million. This growth was driven by a comparable store sales increase of 3.4% and $274 million in new and non-comparable sales. The impact of previously disclosed weather related store closings reduced the sales from new and non-comparable sales by approximately $42 million.

•	Adjusted EBITDA on a 53 week basis increased 19%, or $112 million above last year, to $696 million.
•

On a 52 week basis, Adjusted EBITDA grew by 18%, or $104 million above last year, to $688 million, representing a 95 basis point increase in rate vs. Fiscal 2016. Excluding the estimated impact of the 2017 Tax Reform, Adjusted Net Income was $4.37 per share vs. $3.24 last year.

Inventory

•

Merchandise inventories at Fiscal 2017 year-end were $753 million vs. $702 million last year. The increase was primarily due to inventory related to the 37 net new stores opened during Fiscal 2017, and an increase in pack and hold inventory, which was 25% of total inventory at the end of the fourth quarter of Fiscal 2017 compared to 23% at the end of the fourth quarter of Fiscal 2016. Comparable store inventory turnover for the fourth quarter of Fiscal 2017 improved 10%, and comparable store inventory was down 7% vs. the comparable period a year ago. Inventory aged 91 days and older decreased 26%.

Share Repurchase Activity

•

During the fourth quarter of Fiscal 2017, the Company invested $52 million of cash to repurchase 457,528 shares of its common stock, bringing the total investment in share repurchases to $282 million (representing approximately 3 million shares) during Fiscal 2017. As of the end of the fourth quarter, the Company had $217 million remaining on its current share repurchase authorization.

Full Year Fiscal 2018 and First Quarter 2018 Outlook

For the full Fiscal Year 2018, the Company expects:

•	Total sales growth in the range of 9% to 10% compared to Fiscal 2017, excluding the 53rd week;
•	Comparable store sales to increase in the range of 2% to 3% on top of last year’s 3.4% increase;
•	Adjusted EBITDA margin expansion of 30 to 40 basis points;
•	Depreciation and amortization, exclusive of favorable lease amortization, to be approximately $200 million;
•	Adjusted EBIT margin expansion of 20 to 30 basis points;
•	Interest expense of approximately $60 million;
•	An effective tax rate of 23% to 24%;
•	To open 35 to 40 net new stores, and invest Net Capital Expenditures of approximately $250 million; and
•

Adjusted EPS in the range of $5.73 to $5.83. The Company expects Adjusted EPS excluding the estimated impact of the 2017 Tax Reform and the accounting for stock based compensation to be in the range of $4.71 to $4.81, representing an increase of 14% to 16% over the comparable 52 week 2017 Adjusted EPS of $4.14.

For the first quarter of Fiscal 2018, the Company expects:

•	Total sales to increase in the range of 9.5% to 10.5%;
•	Comparable store sales to increase in the range of 2% to 3%; and
•

Adjusted EPS in the range of $1.05 to $1.09, as compared to $0.79 last year. Excluding the estimated benefit of the 2017 Tax Reform and the accounting change for stock based compensation, the Company expects Adjusted EPS growth to be in the range of 16% to 21%.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all those adjustments could be significant.

Note regarding non-GAAP financial measures

The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT, and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter 2017 Conference Call

The Company will hold a conference call on Thursday, March 8, 2018 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 8, 2018, through March 22, 2018. The U.S. toll-free replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13677011. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using Securities and Exchange Commission (SEC) filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2017 revenue of $6.1 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 629 stores as of the end of the fourth quarter of Fiscal 2017, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, the 2017 Tax Reform and pending interpretations related thereto and other factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
	(14 Weeks)		(53 Weeks)
REVENUES:
Net sales	$1,936,829	$1,685,715	$6,084,766	$5,566,038
Other revenue	7,443	6,589	25,277	24,912
Total revenue	1,944,272	1,692,304	6,110,043	5,590,950
COSTS AND EXPENSES:
Cost of sales	1,122,908	981,212	3,559,158	3,297,373
Selling, general and administrative expenses	525,254	461,692	1,863,501	1,723,251
Costs related to debt amendments	2,262	—	2,262	1,346
Stock option modification expense	10	81	142	601
Depreciation and amortization	53,555	46,956	201,103	183,586
Impairment charges - long-lived assets	1,140	2,340	2,127	2,450
Other income - net	(1,939)	(3,475)	(8,888)	(10,835)
Loss on extinguishment of debt	2,881	—	2,881	3,805
Interest expense	15,368	12,966	58,777	56,161
Total costs and expenses	1,721,439	1,501,772	5,681,063	5,257,738
Income before income tax expense	222,833	190,532	428,980	333,212
Income tax (benefit) expense	(17,870)	64,971	44,128	117,339
Net income	$240,703	$125,561	$384,852	$215,873

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	February 3,	January 28,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$133,286	$81,597
Restricted cash and cash equivalents	27,800	27,800
Accounts receivable—net	71,649	43,252
Merchandise inventories	752,562	701,891
Prepaid and other current assets	115,136	73,784
Total current assets	1,100,433	928,324
Property and equipment—net	1,134,772	1,049,447
Goodwill and intangible assets—net	474,011	498,244
Deferred tax assets	6,952	7,973
Other assets	96,661	90,495
Total assets	$2,812,829	$2,574,483

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$736,252	$640,326
Other current liabilities	370,215	354,870
Current maturities of long term debt	13,164	1,638
Total current liabilities	1,119,631	996,834
Long term debt	1,113,808	1,128,843
Other liabilities	313,130	290,683
Deferred tax liabilities	179,486	207,935
Stockholders' equity (deficit)	86,774	(49,812)
Total liabilities and stockholders' equity (deficit)	$2,812,829	$2,574,483

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	February 3,	January 28,
	2018	2017
	(53 Weeks)
OPERATING ACTIVITIES
Net income	$384,852	$215,873
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	201,103	183,586
Deferred income taxes	(30,727)	(2,919)
Non-cash loss on extinguishment of debt	2,881	3,805
Non-cash stock compensation expense	27,034	15,953
Non-cash rent	(24,689)	(27,910)
Deferred rent incentives	48,834	32,212
Changes in assets and liabilities:
Accounts receivable	(19,983)	(3,489)
Merchandise inventories	(50,671)	81,048
Accounts payable	97,003	41,543
Other current assets and liabilities	(40,346)	61,552
Long term assets and liabilities	(2,109)	5,715
Other operating activities	14,068	8,947
Net cash provided by operating activities	607,250	615,916
INVESTING ACTIVITIES
Cash paid for property and equipment	(268,194)	(187,507)
Proceeds from insurance recoveries related to property and equipment	5,980	—
Other investing activities	6	7,156
Net cash (used in) investing activities	(262,208)	(180,351)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,215,500	1,392,700
Principal payments on long term debt—ABL Line of Credit	(1,215,500)	(1,560,100)
Proceeds from long term debt—Term Loan Facility	1,114,207	1,114,208
Principal payments on long term debt—Term Loan Facility	(1,119,793)	(1,117,000)
Purchase of treasury shares	(289,777)	(202,371)
Other financing activities	2,010	(2,320)
Net cash used in financing activities	(293,353)	(374,883)
Increase in cash and cash equivalents	51,689	60,682
Cash and cash equivalents at beginning of period	81,597	20,915
Cash and cash equivalents at end of period	$133,286	$81,597

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, (iii) stock option modification expense, (iv) loss on extinguishment of debt, (v) impairment charges, (vi) amounts related to certain litigation and (vii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income for the period before (i) net interest expense, (ii) loss on the extinguishment of debt, (iii) costs related to debt amendments, (iv) stock option modification expense, (v) depreciation and amortization, (vi) impairment charges, (vii) amounts related to certain litigation, (viii) income tax expense (benefit) and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT is defined as net income for the period plus (i) net interest expense, (ii) net favorable lease amortization, (iii) loss on the extinguishment of debt, (iv) costs related to debt amendments, (v) stock option modification expense, (vi) impairment charges, (vii) amounts related to certain litigation, (viii) income tax expense (benefit) and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted Effective Tax Rate is defined as GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, and certain of those measures as further adjusted for the accounting change for stock based compensation and the estimated effect of the 2017 Tax Reform, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
	(14 Weeks)		(53 Weeks)
Reconciliation of net income to Adjusted Net Income:
Net income	$240,703	$125,561	$384,852	$215,873
Net favorable lease amortization (a)	5,574	5,902	23,325	23,828
Costs related to debt amendments (b)	2,262	—	2,262	1,346
Stock option modification expense (c)	10	81	142	601
Loss on extinguishment of debt (b)	2,881	—	2,881	3,805
Impairment charges (d)	1,140	2,340	2,127	2,450
Litigation accrual (e)	—	2,057	—	3,457
Tax effect (f)	(3,561)	(9,807)	(9,836)	(19,092)
Adjusted Net Income	$249,009	$126,134	$405,753	$232,268
Fully diluted weighted average shares outstanding (g)	69,305	70,878	70,288	71,721
Adjusted Earnings per Share	$3.59	$1.78	$5.77	$3.24

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
	(14 Weeks)		(53 Weeks)
Reconciliation of net income to Adjusted EBITDA:
Net income	$240,703	$125,561	$384,852	$215,873
Interest expense	15,368	12,966	58,777	56,161
Interest income	(73)	(14)	(206)	(56)
Loss on extinguishment of debt (b)	2,881	—	2,881	3,805
Costs related to debt amendments (b)	2,262	—	2,262	1,346
Stock option modification expense (c)	10	81	142	601
Depreciation and amortization	53,555	46,956	201,103	183,586
Impairment charges (d)	1,140	2,340	2,127	2,450
Litigation accrual (e)	—	2,057	—	3,457
Income tax (benefit) expense	(17,870)	64,971	44,128	117,339
Adjusted EBITDA	$297,976	$254,918	$696,066	$584,562

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
	(14 Weeks)		(53 Weeks)
Reconciliation of net income to Adjusted EBIT:
Net income	$240,703	$125,561	$384,852	$215,873
Interest expense	15,368	12,966	58,777	56,161
Interest income	(73)	(14)	(206)	(56)
Net favorable lease amortization (a)	5,574	5,902	23,325	23,828
Loss on extinguishment of debt (b)	2,881	—	2,881	3,805
Costs related to debt amendments (b)	2,262	—	2,262	1,346
Stock option modification expense (c)	10	81	142	601
Impairment charges (d)	1,140	2,340	2,127	2,450
Litigation accrual (e)	—	2,057	—	3,457
Income tax (benefit) expense	(17,870)	64,971	44,128	117,339
Adjusted EBIT	$249,995	$213,864	$518,288	$424,804

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents costs related to the repricing and extension of our Term Loan Facility during Fiscal 2017 and the repricing of our Term Loan Facility during Fiscal 2016.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	Represents impairment charges on long-lived assets.
(e)	Represents amounts charged for certain litigation.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the reconciliation of the effective tax rates used in this press release to the Company’s effective tax rate on a GAAP basis for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
	(14 Weeks)		(53 Weeks)

Adjusted Effective Tax Rate, excluding the change in accounting for stock based compensation and the impact of the 2017 Tax Reform	36.6%	34.1%	37.0%	35.2%
Accounting change for stock based compensation	(1.8)	—	(4.4)	—
Effect of the 2017 Tax Reform on tax rate and deductions	(1.0)	—	(0.6)	—
One-time deferred tax revaluation due to the 2017 Tax Reform	(41.8)	—	(21.7)	—
Effective tax rate on a GAAP basis ((benefit) expense)	(8.0)%	34.1%	10.3%	35.2%
Adjustments to arrive at Adjusted Effective Tax Rate	2.1	3.1	1.4	1.8
Adjusted Effective Tax Rate ((benefit) expense)	(5.9)%	37.2%	11.7%	37.0%

The following table shows the reconciliation of the Company’s net income per share to the Company’s Adjusted Earnings per Share, exclusive of the impact of the 2017 Tax Reform for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
Net income per share	$3.47	$1.77	$5.48	$3.01
53rd week	(0.04)	—	(0.04)	—
Adjustments to arrive at Adjusted Earnings per Share	0.12	0.01	0.29	0.23
Adjusted Earnings per Share (13/52 weeks)	3.55	1.78	5.73	3.24
Effect of the 2017 Tax Reform on tax rate and deductions	(0.04)	—	(0.04)	—
One-time deferred tax revaluation due to the 2017 Tax Reform	(1.34)	—	(1.32)	—
Adjusted Earnings per Share (13/52 weeks), excluding the 2017 Tax Reform	$2.17	$1.78	$4.37	$3.24